                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (date of earliest event Reported) October 21, 1999




                              COLUMBIA ENERGY GROUP
             (Exact name of registrant as specified in its charter)


          Delaware                     1-1098                   13--1594808
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)               File Number)            Identification No.)


                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (703) 561-6000

Item 5.           Other Events

                  Information contained in a News Release dated October 21, 1999 is incorporated herein by reference.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Columbia Energy Group
                                          (Registrant)




                                 By     /s/J. W. Grossman
                                           Vice President & Controller

Date: October 21, 1999

FOR IMMEDIATE RELEASE                                                  CONTACTS:
October 21, 1999                   News Media:  R.A. Rankin, Jr.  (703) 561-6044
                                                  Michael McGarry (703) 561-6063
                          Financial Community:  Thomas L. Hughes  (703) 561-6001
                                            Melissa E. Bockelmann (703) 561-6011


COLUMBIA ENERGY GROUP
POSTS THIRD QUARTER 1999 RESULTS

         HERNDON, Va., Oct. 21 -- Columbia Energy Group today reported income from continuing operations for the 1999 third quarter of $800,000, or one cent per share. Excluding unusual items discussed below, income from continuing operations was $9 million or 11 cents per share. All per share amounts are on a fully diluted basis.

         Reducing 1999 third quarter results from continuing operations was approximately $9 million of pre-tax expense for professional fees and related costs for Columbia's response to an unsolicited tender offer, and about $4 million of pre-tax expense for restructuring Columbia Energy Services' retail marketing operations. There were no significant nonrecurring items in the 1998 third quarter, which had income from continuing operations of $12.2 million, or 14 cents per share.

         Columbia's third quarter earnings typically are not a significant portion of total annual results due to the seasonal nature of distribution operations as well as the recently expanded propane operations, which derive most of their income during the first and fourth quarter heating season.

          "We are making solid progress in our drive to make Columbia Energy Services a more efficient and productive operation," said Oliver G. Richard III, chairman, president and CEO of Columbia Energy Group. "A comprehensive evaluation of Columbia Energy Services' (CES) various businesses, begun in February 1999, resulted in two major moves during the quarter. Under the leadership of its new president and CEO, Brian Watt, CES restructured its retail operations and decided to sell its wholesale and trading business. The retail operations were streamlined and consolidated, resulting in the decision to close CES' Pennsylvania office."

         Due to the decision to sell the wholesale and trading business, results from this unit are recorded as "discontinued operations." Third quarter 1999 discontinued operations reflected a net loss of $10.5 million or 13 cents per share, compared to a net loss of $1 million or one cent per share in the 1998 period. Results for CES' ongoing retail marketing operations will be reported in a new "energy marketing" segment that will also include Columbia Propane Corporation's operations.

         Taking into account income from continuing operations and the loss from discontinued operations, the 1999 third quarter reflected a net loss of $9.7 million, or 12 cents per share. In the 1998 period, Columbia reported net income of $11.2 million or 13 cents per share.

                                    - more -

         Richard said, "We are progressing well in implementing our customer choice programs throughout the distribution segment's service territories. Columbia's local distribution companies have enrolled more than 520,000 residential customers - a 500 percent increase over the third quarter of last year." States where Columbia Energy Group companies offer choice programs include Virginia, Ohio, Pennsylvania and Maryland - with the current enrollment figure representing about 35 percent of the total number of eligible customers.

         In nonregulated operations, Columbia's exploration and production operations also continued to grow in the 1999 third quarter with a 55 percent increase in gas production, and two key acquisitions making it New York's leading gas producer. Columbia Energy Resources (CER) expanded its New York holdings by acquiring 319 producing wells, an 88-mile gathering system, and two natural gas fields composed of 51,000 acres of minerals and 17 billion cubic feet equivalents (Bcfe) of proven reserves. Also, CER's Canadian production affiliate acquired additional properties and established two joint ventures in Canada.

         "We continue to expect Columbia's consolidated operating income from continuing operations for the full year to exceed the 1998 level by about 15 percent," said Richard. He said this would be achieved despite the impact of costs for the tender offer response and the restructuring of CES' retail marketing operations.

THIRD QUARTER RESULTS BY SEGMENT

         TRANSMISSION AND STORAGE and DISTRIBUTION operating income for the 1999 third quarter of $55.4 million and $1.3 million, respectively, was essentially unchanged from last year.

         Operating income of $11.6 million for EXPLORATION AND PRODUCTION rose $6.1 million over the 1998 quarter, reflecting a 55 percent gain in gas production partially offset by lower gas prices. Third quarter 1999 production of 13.2 billion cubic feet (Bcf) benefited from new production coming on-line and reduced capacity constraints that hampered production in earlier quarters. Prices received for natural gas production averaged $2.39 per thousand cubic feet (Mcf), down 44 cents per Mcf from the 1998 period.

         ENERGY MARKETING, which consists of the propane, petroleum and retail marketing operations, reported an operating loss of $26.7 million, $16.1 million greater than 1998's third quarter loss. CES accounted for $10.3 million of this greater period-to-period loss due to costs associated with restructuring CES' retail marketing business, lower recorded margins, and increased expense associated with new customer billing systems. Also adding to the higher loss were increased costs related to addressing weaknesses in, and promoting operational efficiencies of, the infrastructure, which is larger when compared to a year ago. In addition, the expanded operations of Columbia Propane, resulting from recent acquisitions, contributed to the increased loss.

         Operating income for the POWER GENERATION, LNG AND OTHER segment of $1.6 million decreased $800,000 from the 1998 quarter due to lower partnership revenues from LNG operations.

         The CORPORATE segment reflected a loss of $11.3 million versus a $200,000 loss in the 1998 third quarter. The additional loss resulted from expenses incurred for consulting and related services, primarily those required to respond to the unsolicited tender offer.

                                    - more -

         DISCONTINUED OPERATIONS, reflecting CES' wholesale and trading operations, posted an after-tax loss of $10.5 million for the 1999 third quarter, versus a net loss of $1 million in the 1998 period. The loss was primarily due to lower margins for gas and power trading, reflecting weaker market conditions, and higher operation and maintenance costs.

NINE MONTH RESULTS

         For the first nine months of 1999, income from continuing operations was $191.7 million, or $2.31 per share, up $6.2 million, or nine cents per share over 1998. Operating income from continuing operations was $383.2 million, up $3.8 million from the first nine months of 1998. Consolidated net income for 1999 was $166.8 million, or $2.01 per share, down $14.7 million, or 16 cents per share, from the 1998 period.

         The decrease in net income was largely due to the loss on discontinued operations, higher costs for energy marketing operations and costs related to Columbia's response to the unsolicited tender offer. Also contributing to the year-to-year decrease was a 1998 improvement for reduced postretirement benefit costs that reflected the purchase of insurance for a portion of those liabilities. Tempering the impact of these decreases were colder weather in 1999, and a $20.6 million after-tax gain recorded in the 1999 first quarter for the producer contract settlement stemming from Columbia's bankruptcy proceedings that concluded in 1995.

NINE MONTH RESULTS BY SEGMENT

         TRANSMISSION AND STORAGE posted operating income of $255.5 million, up $24.2 million over the 1998 period. The increase reflected the pre-tax effect of the producer settlement mentioned above, additional revenues from Columbia Gas Transmission's market expansion project, and increased transportation and storage services. The 1998 results were helped by the reduction in postretirement benefit costs mentioned previously and Columbia Gulf Transmission's regulatory settlement. Both periods included base gas sales of $14.4 million in 1999 and $13.4 million in 1998.

         DISTRIBUTION'S operating income of $148.1 million rose $13 million, primarily reflecting the weather-related improvement, mentioned previously. Last year was 19 percent warmer than normal compared to six percent warmer than normal weather in 1999. Compared to 1998, weather improved net revenues about $35 million. This year's improvement, due to the beneficial impact of Columbia of Ohio's 1997 rate settlement and lower property and gross receipts taxes, was more than offset by lower non-traditional revenue that Columbia of Ohio was allowed to retain under a 1996 regulatory settlement that expired at the end of 1998, as well as higher operation and maintenance expense. Results for 1998 were helped by a reduction in postretirement benefit costs that added approximately $16 million to operating income.

         Operating income of $24.1 million for EXPLORATION AND PRODUCTION was $4.3 million below 1998 due to sharply lower gas prices. Gas prices averaged $2.49 per Mcf through the 1999 third quarter compared to $3.01 per Mcf last year, while 1999 gas production of 34.1 Bcf was up nearly 19 percent with annual natural gas production for the year expected to exceed 50 Bcf. Average natural gas prices received for Columbia Energy Resources production for the fourth quarter of 1999 are expected to exceed the average for the first nine months of 1999 as most of the production has been hedged at an average price of about $3.41 per Mcf.

                                    - more -

         ENERGY MARKETING'S operating loss of $36.6 million was $17.8 million greater than in 1998. Improved margins were more than offset by higher 1999 operating costs that primarily reflected restructuring costs for CES' retail operations, customer acquisition and retention costs, additional staffing levels as well as costs related to improving weaknesses and promoting efficiencies in its infrastructure, as discussed previously. During 1999, Columbia Propane completed acquisition of several companies that substantially expanded its operations. Columbia Propane's operating income decreased in 1999 as a result of costs related to integrating recent acquisitions. Propane sales were 95.8 million gallons, up 51.3 million gallons over the 1998 period and sales of petroleum products reached 122.5 million gallons.

         The POWER GENERATION, LNG AND OTHER segment's operating income of $2.5 million decreased $3.2 million, primarily due to a 1998 improvement recorded for a reduction in postretirement benefit costs. In addition, cogeneration and LNG partnership revenues were down slightly.

OTHER INCOME, INTEREST EXPENSE AND TAXES

         Other income of $14.7 million for the first nine months of 1999 was up $4.7 million, due largely to a $2.9 million 1999 gain from the sale of coal properties. Interest expense of $116.7 million was relatively unchanged from the 1998 period.

         Income tax expense of $89.5 million for the nine months ended September 30, 1999, rose $900,000, primarily due to higher income from continuing operations. Income benefited from tax planning initiatives in both the 1999 and 1998 periods.

DISCONTINUED OPERATIONS

         The wholesale and trading business reflected a $24.9 million after-tax loss for the first nine months of 1999 versus an after-tax loss of $4 million last year. The decrease resulted primarily from reduced gas and power margins together with higher operation and maintenance costs.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

         This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning, on a consolidated, segment or subsidiary basis, Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, retail energy marketing, propane and petroleum product sales, electric power generation, plans to acquire or dispose of assets and changes in general economic conditions.

                                - tables follow -

                              COLUMBIA ENERGY GROUP
                     Summary of Financial and Operating Data

                                                                THREE MONTHS               NINE MONTHS
                                                            ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                            -------------------        -------------------
                                                              1999        1998          1999          1998
                                                            -------      -------      --------      --------
INCOME STATEMENT DATA
($ in millions)
Net Revenues
   Energy sales .....................................         364.0        357.0       1,968.0       1,759.2
   Less: Products purchased .........................         192.0        193.2       1,259.4       1,030.1
                                                            -------      -------      --------      --------
   Gross Margin .....................................         172.0        163.8         708.6         729.1
   Transportation ...................................         128.5        117.1         497.0         406.3
   Production gas sales .............................           6.0         12.8          25.5          41.9
   Other ............................................          45.5         45.2         163.8         154.4
                                                            -------      -------      --------      --------
Total Net Revenues ..................................         352.0        338.9       1,394.9       1,331.7
                                                            -------      -------      --------      --------
Operating Expenses
   Operation and maintenance ........................         228.3        203.6         691.0         611.6
   Settlement of gas supply charges .................            --           --         (29.8)           --
   Depreciation and depletion .......................          54.0         48.9         187.2         173.7
   Other taxes ......................................          37.8         33.0         163.3         167.0
                                                            -------      -------      --------      --------
Total Operating Expenses ............................         320.1        285.5       1,011.7         952.3
                                                            -------      -------      --------      --------
Operating Income ....................................          31.9         53.4         383.2         379.4
                                                            -------      -------      --------      --------
Other Income (Deductions)
   Interest income and other, net ...................           4.5          3.4          14.7          10.0
   Interest expense and related charges .............         (42.1)       (37.8)       (116.7)       (115.3)
                                                            -------      -------      --------      --------
Total Other Income (Deductions) .....................         (37.6)       (34.4)       (102.0)       (105.3)
                                                            -------      -------      --------      --------
Income (Loss) from Continuing Operations before
   Income Taxes .....................................          (5.7)        19.0         281.2         274.1
Income Taxes ........................................          (6.5)         6.8          89.5          88.6
                                                            -------      -------      --------      --------
Income from Continuing Operations ...................           0.8         12.2         191.7         185.5
(Loss) from Discontinued Operations - net of taxes ..         (10.5)        (1.0)        (24.9)         (4.0)
                                                            -------      -------      --------      --------
Net Income (Loss) ...................................          (9.7)        11.2         166.8         181.5
                                                            =======      =======      ========      ========
PER SHARE DATA
Basic Earnings Per Share of Common Stock ($)
   Continuing operations ............................           0.01         0.14          2.32          2.23
   Discontinued operations ..........................          (0.13)       (0.01)        (0.30)        (0.05)
                                                             -------      -------      --------      --------
   Basic Earnings (Loss) Per Share ..................          (0.12)        0.13          2.02          2.18
                                                             =======      =======      ========      ========
Diluted Earnings Per Share of Common Stock ($)
   Continuing operations ............................           0.01         0.14          2.31          2.22
   Discontinued operations ..........................          (0.13)       (0.01)        (0.30)        (0.05)
                                                             -------      -------      --------      --------
   Diluted Earnings (Loss) Per Share ................          (0.12)        0.13          2.01          2.17
                                                             =======      =======      ========      ========
   Basic Average Common Shares Outstanding (millions)           81.8         83.4          82.5          83.3
   Diluted Average Common Shares (millions) .........           82.4         83.8          82.9          83.7

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


OPERATING INCOME (LOSS) BY SEGMENT
($ in millions)

                       TRANSMISSION AND STORAGE OPERATIONS

                                            THREE MONTHS          NINE MONTHS
                                         ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                         -------------------   -------------------
                                            1999       1998       1999        1998
                                          ------     ------     ------      ------
OPERATING REVENUES
   Transportation revenues ........        125.3      130.6      442.2       445.2
   Storage revenues ...............         44.5       45.4      138.5       137.7
   Other revenues .................          4.8        4.0       30.0        27.1
                                          ------     ------     ------      ------
 Total Operating Revenues .........        174.6      180.0      610.7       610.0
                                          ------     ------     ------      ------
 OPERATING EXPENSES
   Operation and maintenance ......         80.9       87.5      264.4       262.0
   Settlement of gas supply charges           --         --      (29.8)         --
   Depreciation ...................         26.2       25.8       79.8        75.8
   Other taxes ....................         12.1       12.0       40.8        40.9
                                          ------     ------     ------      ------
 Total Operating Expenses .........        119.2      125.3      355.2       378.7
                                          ------     ------     ------      ------
 OPERATING INCOME .................         55.4       54.7      255.5       231.3
                                          ======     ======     ======      ======


                             DISTRIBUTION OPERATIONS

                                     THREE MONTHS            NINE MONTHS
                                   ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                   -------------------    -------------------
                                      1999       1998        1999        1998
                                    ------     ------     -------     -------
NET REVENUES
  Sales revenues ............        120.1      178.6     1,283.9     1,199.1
  Less:  Cost of gas sold ...         43.0       83.3       865.0       723.1
                                    ------     ------     -------     -------
  Net Sales Revenues ........         77.1       95.3       418.9       476.0
                                    ------     ------     -------     -------
  Transportation revenues ...         47.8       29.1       221.5       122.6
  Less:  Associated gas costs          5.2        2.5        24.1        12.5
                                    ------     ------     -------     -------
  Net Transportation Revenues         42.6       26.6       197.4       110.1
                                    ------     ------     -------     -------
Net Revenues ................        119.7      121.9       616.3       586.1
                                    ------     ------     -------     -------
OPERATING EXPENSES
  Operation and maintenance .         89.6       91.8       299.2       275.7
  Depreciation ..............         11.5       11.4        64.6        61.9
  Other taxes ...............         17.3       17.1       104.4       113.4
                                    ------     ------     -------     -------
Total Operating Expenses ....        118.4      120.3       468.2       451.0
                                    ------     ------     -------     -------
OPERATING INCOME ............          1.3        1.6       148.1       135.1
                                    ======     ======     =======     =======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                      EXPLORATION AND PRODUCTION OPERATIONS

                                     THREE MONTHS           NINE MONTHS
                                   ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                   -------------------   -------------------
                                     1999       1998       1999       1998
                                    ------     ------     ------     ------
OPERATING REVENUES
   Gas revenues .............         32.4       24.1       86.2       86.5
   Other revenues ...........          3.4        2.7       11.6       10.1
                                    ------     ------     ------     ------
Total Operating Revenues ....         35.8       26.8       97.8       96.6
                                    ------     ------     ------     ------
OPERATING EXPENSES
   Operation and maintenance          13.7       10.4       40.0       33.2
   Depreciation and depletion          7.7        8.6       25.9       27.5
   Other taxes ..............          2.8        2.3        7.8        7.5
                                    ------     ------     ------     ------
Total Operating Expenses ....         24.2       21.3       73.7       68.2
                                    ------     ------     ------     ------
OPERATING INCOME ............         11.6        5.5       24.1       28.4
                                    ======     ======     ======     ======

                           ENERGY MARKETING OPERATIONS

                                     THREE MONTHS             NINE MONTHS
                                  ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                  -------------------     -------------------
                                    1999        1998        1999        1998
                                   ------      ------      ------      ------

NET REVENUES
   Gas .....................        160.7       174.4       544.5       541.2
   Propane .................         32.7         8.5        78.5        43.0
   Petroleum ...............         47.9          --        70.8          --
                                   ------      ------      ------      ------
Total ......................        241.3       182.9       693.8       584.2
Less:  Products purchased ..        227.9       178.2       640.8       558.6
                                   ------      ------      ------      ------
Gross Margin ...............         13.4         4.7        53.0        25.6
Other revenues .............          7.1         2.6        15.2         7.3
                                   ------      ------      ------      ------
Net Revenues ...............         20.5         7.3        68.2        32.9
                                   ------      ------      ------      ------
OPERATING EXPENSES
   Operation and maintenance         34.9        15.3        83.9        44.6
   Depreciation ............          7.5         1.7        13.4         4.1
   Other taxes .............          4.8         0.9         7.5         3.0
                                   ------      ------      ------      ------
Total Operating Expenses ...         47.2        17.9       104.8        51.7
                                   ------      ------      ------      ------
OPERATING (LOSS) ...........        (26.7)      (10.6)      (36.6)      (18.8)
                                   ======      ======      ======      ======

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                   POWER GENERATION, LNG AND OTHER OPERATIONS


                                     THREE MONTHS          NINE MONTHS
                                   ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                   -------------------   -------------------
                                    1999       1998       1999       1998
                                   ------     ------     ------     ------
OPERATING REVENUES
   Power generation ........          2.5        2.6        6.0        6.4
   LNG .....................          2.5        3.1        6.7        7.7
   Other ...................          0.1        0.4        0.4        0.4
                                   ------     ------     ------     ------
Total Operating Revenues ...          5.1        6.1       13.1       14.5
                                   ------     ------     ------     ------
OPERATING EXPENSES
   Operation and maintenance          3.4        3.6       10.2        8.6
   Depreciation ............          0.1         --        0.1         --
   Other taxes .............           --        0.1        0.3        0.2
                                   ------     ------     ------     ------
Total Operating Expenses ...          3.5        3.7       10.6        8.8
                                   ------     ------     ------     ------
OPERATING INCOME ...........          1.6        2.4        2.5        5.7
                                   ======     ======     ======     ======


                                    CORPORATE

                        THREE MONTHS         NINE MONTHS
                     ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,
                     -------------------  -------------------
                      1999      1998       1999        1998
                     -----      ----      -----      ------
OPERATING (LOSS)     (11.3)     (0.2)     (10.4)     (2.3)
                     =====      ====      =====      ====

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                                                            SEPTEMBER 30, 1999      DECEMBER 31, 1998
                                                            ------------------      -----------------

CAPITALIZATION
($ in millions)

Common Stock Equity
     Common stock,  $.01 par value, authorized
     200,000,000 shares, issued 83,695,257
     and 83,511,878 shares, respectively* ...............           0.8                   835.1
     Additional paid in capital* ........................       1,605.6                   761.8
     Retained earnings ..................................         522.8                   409.5
     Unearned employee compensation .....................          (0.6)                   (0.9)
     Accumulated other comprehensive income:
       Foreign currency translation adjustment ..........           0.1                    (0.2)
     Treasury stock, at cost (2,430,900 shares held as of
       September 30, 1999) ..............................        (132.3)                     --
                                                                -------                 -------
Total Common Stock Equity ...............................       1,996.4                 2,005.3
Long-Term Debt ..........................................       1,951.3                 2,003.1
                                                                -------                 -------
Total Capitalization ....................................       3,947.7                 4,008.4
                                                                =======                 =======
Short-Term Debt .........................................         521.2                   144.8
                                                                =======                 =======

* The par value of the common stock was reduced from $10 to $.01 per share and the number of authorized shares of common stock increased from 100 million to 200 million effective May 19, 1999. During the second quarter of 1999, this change resulted in a transfer of $834.3 million from the common stock account to the additional paid in capital account.

                              COLUMBIA ENERGY GROUP
               Summary of Financial and Operating Data (continued)


                                                    THREE MONTHS               NINE MONTHS
                                                  ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                  -------------------       -------------------
                                                    1999         1998         1999          1998
                                                 --------     --------     --------      --------
TOTAL REVENUES ($ IN MILLIONS) .............        549.3        534.7      2,678.5       2,374.4

AVERAGE PRICE OF GAS PRODUCTION ($ PER MCF)
     U.S. ..................................         2.39         2.83         2.49          3.01
     Canada ................................         2.07         2.44         2.35          2.70

OPERATING DATA
   Gas Production (billion cubic feet):
     U.S. ..................................         13.2          8.5         34.0          28.6
     Canada ................................           --           --          0.1           0.1
                                                 --------     --------     --------      --------
     Total .................................         13.2          8.5         34.1          28.7
                                                 ========     ========     ========      ========
   Energy Marketing sales:
     Gas (billion cubic feet) ..............         27.7         34.0        111.3          99.2
     Propane (millions of gallons) .........         40.3          9.7         95.8          44.5
     Petroleum (millions of gallons) .......         74.8           --        122.5            --

THROUGHPUT
Transmission (billion cubic feet):
   Transportation
      Columbia Transmission
        Market area ........................        149.3        151.0        707.7         674.6
      Columbia Gulf
        Mainline ...........................        144.5        138.8        441.4         420.6
        Short-haul .........................         57.5         56.7        166.1         178.3
        Intrasegment eliminations ..........       (135.8)      (134.4)      (420.1)       (406.8)
                                                 --------     --------     --------      --------
Total Throughput ...........................        215.5        212.1        895.1         866.7
                                                 ========     ========     ========      ========
Distribution (billion cubic feet):
   Gas sales ...............................         11.2         14.7        125.4         143.7
   Transportation ..........................         65.8         60.2        250.6         206.8
                                                 --------     --------     --------      --------
Total Throughput ...........................         77.0         74.9        376.0         350.5
   Off-system sales ........................          1.6          8.9        167.1          60.3
                                                 --------     --------     --------      --------
Total Sold and Transported .................         78.6         83.8        543.1         410.8
                                                 ========     ========     ========      ========

DEGREE DAYS (DISTRIBUTION SERVICE TERRITORY)
    Actual .................................           80           41        3,341         2,878
    Normal .................................           41           41        3,568         3,568
    % Colder (warmer) than normal ..........           95           --           (6)          (19)
    % Colder (warmer) than prior period ....           95          (62)          16           (21)
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